Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Sangamo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other(1)	11,000,000(2)	$1.9475(1)	$21,422,500(1)	0.0001531	$3,279.79
	Total Offering Amounts					$21,422,500		$3,279.79
	Total Fees Previously Paid							―
	Total Fee Offsets							―
	Net Fee Due							$3,279.79
_______________

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and the aggregate offering price are based on the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Capital Market on November 7, 2024.

(2)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.